Exhibit 2.4

                    EMPLOYMENT AGREEMENT

   THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 13th day of September, 2005 by and between BayCorp Holdings, Ltd., a Delaware corporation (the "Company"), and Anthony M. Callendrello ("Executive"), to be effective as of the Effective Date, as defined in Section 1.

                         BACKGROUND

   The Company is being acquired by Sloan Group Ltd. and its wholly owned subsidiary, Sloan Acquisition Corp. Following the acquisition, the Company desires to employ Executive as Chief Operating Officer of the Company, or such other executive position of comparable status and responsibilities as the Board of Directors of the Company shall assign from time to time, from and after the Effective Date, in accordance with the terms of this Agreement. In addition, the Company desires to have the Executive serve as a member of its Board of Directors. Executive is willing to serve as Chief Operating Officer in accordance with the terms and conditions of this Agreement and as a member of the Board of Directors.

   NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   1.    Effective  Date.   The  effective  date   of   this
Agreement (the "Effective Date") shall be the effective date of, and contingent upon, the merger between the Company and Sloan Acquisition Corp. (the "Merger").

   2. Employment. Executive is hereby employed on the Effective Date as Chief Operating Officer of the Company, or such other executive position of comparable status and responsibilities as the Board of Directors of the Company shall assign from time to time, and Executive shall have the duties, responsibilities, and authority as shall be assigned to him from time to time by the Board of Directors of the Company or its designee. Executive will report to the Board of Directors of the Company. The Executive will also serve as a member of the Board of Directors of the Company so long as Executive remains the Chief Operating Officer of the Company.

   3. Employment Period. Unless earlier terminated in accordance with Section 7 hereof, Executive's initial employment  shall  be for a one-year term beginning  on  the
Effective Date and ending on the corresponding date of the following calendar year (the "Initial Term"). Following the Initial Term, this Agreement and Executive's employment hereunder will automatically be extended for additional one-year periods (each such period being referred to as a
"Renewal Term") on the terms and conditions set forth herein, without further action by Executive or the Company. This process of automatic renewal shall continue from year to year unless and until either the Executive or the Company gives written notice to the other, at least ninety (90) days prior to the end of the Renewal Term then in effect, that the Term of the Agreement shall not be extended, in which case the Executive's employment will terminate on the last day of the Renewal Term in which the notice is given. The Initial Term and any Renewal Terms are referred to collectively herein as the "Term".

   4.   Extent  of  Service.   During  the  Term,  Executive
agrees to employment with the Company on a full-time basis


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devoting  all  of his business time, attention,  skill,  and efforts  exclusively  to  the faithful  performance  of  his
duties   hereunder,  excluding  any  periods  of   vacation,
holiday, sick leave, and Company-approved leave of absence to which Executive is entitled in accordance with Company policies. It shall not be a violation of this Agreement for Executive to (i) devote reasonable time to charitable, religious or community activities, (ii) serve on corporate, civic, educational, or charitable boards or committees, subject to the Company's standards of business conduct or other code of ethics, (iii) deliver lectures or fulfill speaking engagements from time to time on an infrequent basis, and/or (iv) manage personal business interests and investments, subject to the Company's standards of business conduct or other code of ethics, and so long as such activities do not interfere in a material manner or on a
routine   basis   with   the  performance   of   Executive's
responsibilities under this Agreement.

   5.  Compensation and Benefits.

        (a) Base Salary. During the Term, the Company will pay to Executive a base salary at the rate of $One Hundred Forty Thousand US Dollars (U.S. $140,000) per year ("Base Salary"), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company's payroll practices for its employees from time to time. The compensation committee of the Board of Directors of the Company (or the full Board excluding Executive, if there is no compensation committee) shall review, outside the presence of Executive, Executive's Base Salary annually and may increase (but not decrease except as provided in Section 7(d)(1)) Executive's Base Salary from year to year, based upon its good faith evaluation of Executive's performance, the Company's results of operations, changes in general economic conditions and other relevant factors. Such adjusted salary then shall become Executive's Base Salary for purposes of this Agreement.

        (b) Incentive, Savings, and Retirement Plans. During the Term, Executive shall be entitled to participate in all incentive, savings, and retirement plans, practices, policies, and programs available to senior executive officers of the Company ("Peer Executives"), if there are any, and on the same basis as such Peer Executives. Without limiting the foregoing, Executive may be entitled to receive discretionary cash bonuses as determined from time to time by the compensation committee of the Board of Directors of the Company (or the full Board excluding Executive, if there is no compensation committee) outside the presence of Executive.

        (c) Welfare Benefit Plans. During the Term, Executive and Executive's eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies, and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, employee life, dependent life, accidental death, and travel accident insurance plans and programs) ("Welfare Plans") to the extent available to other Peer Executives. Without limiting the foregoing, the following shall apply:

            (i) The Company will provide the Executive with a term life insurance policy (the "Life Insurance Policy") in the amount of $500,000 U.S. Dollars consistent with past Company practices and subject to the Executive's continued eligibility for coverage at reasonable rates. The Executive shall select the beneficiaries under the Life Insurance Policy, and ownership of the Life Insurance Policy shall be vested in the Executive. Coverage shall begin no later than the Effective Date and continue for the Term of this Agreement. If the Executive's employment is terminated and the Company is no longer obligated under this Agreement to maintain the Life Insurance Policy, the Executive shall have the option to continue the Life Insurance Policy at the Executive's expense.


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            (ii)     The  Company will provide the Executive
with a long-term disability policy ("the Disability Policy") that will provide monthly benefits of no less than $2,500 U.S. Dollars per month. Coverage shall begin no later than the Effective Date and continue for the Term of this Agreement. If the Executive's employment is terminated and the Company is no longer obligated under this Agreement to maintain the Disability Policy, the Executive shall have the option to continue the Disability Policy at the Executive's expense.

        (d) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive during the Term in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices, and procedures of the Company.

        (e) Fringe Benefits. During the Term, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs, and policies of the Company available to other Peer Executives.

        (f) Vacation. During the Term, Executive will be entitled to paid vacation time not to exceed 20 business days per year.

   6.    Change  of  Control.   For  the  purposes  of  this
Agreement, a "Change of Control" shall mean the occurrence of any of the following events:

        (a) any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of either (i) a majority of the then-outstanding shares of common stock of the Company ("Company Common Stock") or (ii) securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities eligible to vote for the election of directors (the "Company Voting Securities"); provided, however, that for purposes of this paragraph (a), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change of
        Control: (A) an acquisition by the Company or any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company (a "Company Affiliate"), (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Company
        Affiliate, (C) an acquisition by Executive or another Company officer or group of Company officers, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (b) below); or

        (b) the consummation of a recapitalization, reorganization, merger, consolidation, statutory share exchange, or similar form of transaction involving the Company or a subsidiary of the Company (a "Reorganization"), or the sale or other disposition of all or substantially all of the Company's assets (a "Sale") or the acquisition of assets or stock of another entity (an "Acquisition"); provided, however, such Reorganization, Sale, or Acquisition shall be deemed to be a "Non-Qualifying Transaction" if immediately following such Reorganization, Sale, or Acquisition the individuals and entities who were the beneficial owners of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale, or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from or surviving


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        such    Reorganization,   Sale,    or    Acquisition
        (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets or
        stock  either  directly  or  through  one  or   more
        subsidiary entities, the "Surviving Entity"); or

        (c)  approval by the shareholders of the Company  of
        a   complete  liquidation  or  dissolution  of   the
        Company.

   7.  Termination of Employment.

        (a) Death. Executive's employment shall terminate automatically upon Executive's death during the Term.

        (b) Disability. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall have the same meaning as provided in the long-term disability plan or policy maintained by the Company and covering Executive. If no such long-term disability plan or policy is maintained, "Disability" shall mean the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. At the request of Executive or his personal representative, the Board's determination that the Disability of Executive has occurred shall be certified a physician mutually agreed upon by Executive, or his personal representative, and the Company. Failing such independent certification (if so requested by Executive), Executive's termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.

        (c)  Termination  by the Company.  The  Company  may
terminate  Executive's employment during the  Term  with  or
without  Cause.   For  purposes of this  Agreement,  "Cause"
shall mean:

           (i) failure or refusal by Executive to perform substantially Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, or following Executive's delivery of notice of termination for Good Reason, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations) or to obey a lawful directive from the Board consistent with the Executive's duties and responsibilities, after a written demand for substantial performance is delivered to Executive by the Board which identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties or has failed or refused to obey a lawful directive, or

           (ii) engaging by Executive in illegal conduct, intentional misconduct, or gross misconduct which the Board (excluding Executive) in its reasonable judgment determines is likely to be injurious to the Company or its reputation or to subject the Company to liability for damages, or


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           (iii)   conviction of Executive  (or  a  plea  of
guilty or nolo contendere by Executive to) a felony or other crime involving moral turpitude.

   The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of the Company (excluding Executive, if Executive is a member of the Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in subparagraph (i), (ii), or (iii) above, and specifying the particulars thereof in detail. Such finding shall be effective to terminate Executive's employment for Cause only if Executive was provided reasonable notice of the proposed action and was given an opportunity, together with counsel, to be heard by the Board.

        (d) Termination by Executive. During the Term, Executive's employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, unless written consent of Executive is obtained, "Good Reason" shall mean:

           (i) a reduction by the Company in Executive's Base Salary; provided however, the Company may, on one occasion, reduce Executive's Base Salary by an amount not to exceed 15% of the Base Salary then in effect without such reduction constituting "Good Reason" under this Agreement. Such reduced salary then shall become Executive's Base Salary for purposes of this Agreement, provided that the Company shall annually review the continuing necessity for such reduction and will restore such amounts to Executive's Base Salary when the Board, in its business judgment, determines it is prudent to do so;

           (ii) any failure by the Company to comply with and satisfy 14(c) of this Agreement;

           (iii) a material reduction by the Company of Executive's duties, responsibilities or authority that is inconsistent with Executive's position as Chief Operating
Officer; or

           (iv) a breach of this Agreement by the Company which is not cured in accordance herewith.

   Good Reason shall not include Executive's death or Disability; provided that Executive's mental or physical incapacity following the occurrence of an event described in clause (i) - ( iv) above shall not affect Executive's ability to terminate for Good Reason. In the event that "Cause" exists under this Agreement and the Company acts to terminate Executive's employment for Cause, Executive shall not be entitled to exercise a termination for Good Reason or to receive payments or benefits pursuant to Section 8 of this Agreement for termination for Good Reason. Except as provided in Section 8(b)(1), Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good
Reason hereunder. Any claim of "Good Reason" under this Agreement shall be communicated by Executive to the Company in writing within 10 business days of his knowledge of its occurrence, which writing shall specifically identify the factual details concerning all events giving rise to Executive's claim of Good Reason under this Section 7(d).
No general description of unspecified events shall constitute proper notice of Good Reason or termination for Good Reason. The Company shall have an opportunity to cure any claimed event of Good Reason described in clause (i) -
(iv) above within 30 days of such notice from Executive.


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        (e)  Notice of Termination.  Any termination by  the
Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(f) of this
Agreement.   For purposes of this Agreement,  a  "Notice  of
Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) specifies the termination date. The failure by
Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of
Executive   or  the  Company,  respectively,  hereunder   or
preclude  Executive  or  the  Company,  respectively,   from
asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

        (f) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or a date within 15 days after receipt of the Notice of Termination, as specified in such notice, (ii) if Executive's employment is terminated by the Company other than for Cause or
Disability,  the Date of Termination shall be  the  date  of receipt  of  the Notice of Termination or a date  within  45 days after receipt of the Notice of Termination, as specified in such notice, (iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be, and (iv) if Executive's employment is terminated by Executive without Good Reason, the Date of Termination shall be 30 days following the Company's receipt of the Notice of Termination, unless the Company specifies an earlier Date of Termination.

   8.  Obligations of the Company upon Termination.

         (a) Benefits Payable on All Terminations of Employment. The following benefits ("Standard Benefits") shall be payable to the Executive, his estate or his legal representative (as the case may be) upon any termination of employment, whenever and however occurring:

            (i) in a single lump sum, within thirty (30) days after the Date of Termination, cash payment in the sum of the following amounts, to the extent not previously paid to Executive (the "Accrued Obligations"): (1) Executive's Base Salary through the Date of Termination, and (2) unless Executive has a later payout date that is required in connection with the terms of a deferral plan or agreement, any vested compensation previously deferred by Executive (together with any amount equivalent to accrued interest or earnings thereon); and

            (ii)  to  the  extent  not theretofore  paid  or
provided,  the  Company  shall  timely  pay  or  provide  to
Executive any other amounts or benefits accrued for the benefit of Executive under any plan, program, policy, or practice of the Company prior to the Date of Termination
(such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"). With respect to the provision of Other Benefits, the term Other Benefits as used in this paragraph shall include, without limitation, and Executive or his estate, beneficiaries, or legal representatives, as applicable, shall be entitled to receive, benefits under such plans, programs, practices, and policies relating to death, disability, or retirement benefits, if any, as are applicable to Executive or his family on the Date of Termination; and

            (iii) if Executive's employment shall be terminated for Cause, or if Executive voluntarily terminates employment without Good Reason or decides not to extend the Term of this Agreement as contemplated in Section 3, this


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Agreement  shall  terminate without further  obligations  to
Executive, other than for payment of Accrued Obligations and Other Benefits as provided in this Section.

        (b) Additional Termination Benefits. Upon occurrence of any Additional Benefit Event (as defined in paragraph (c) below), and in addition to the Standard
Benefits, the Executive shall also be entitled to the following:

            (i) in consideration of Executive's execution of a Release and Agreement Not to Sue in substantially the form of Exhibit A hereto as such form may be amended to comply with applicable law at the time of execution of such Release and Agreement Not to Sue (the "Release"), payments to Executive over a 12-month period following the Date of Termination equal to the annual Base Salary at the Date of Termination, payable in approximately equal bi-weekly or other installments as are or become customary under the Company's payroll practices for its employees from time to time; and

            (ii) the Company shall, at its expense, provide for a 12-month period: (1) medical and dental benefits substantially similar in the aggregate to those provided to the Executive and the Executive's dependents immediately prior to the Date of Termination, and (2) continued coverage for the Executive under the Life Insurance Policy and the Disability Policy; provided, however, that the Company obligations with respect to the foregoing benefits shall be reduced to the extent that the Executive or the Executive's dependents obtain any such benefits pursuant to a subsequent employer's benefit plan.

        (c)   Additional  Benefit  Events.  The   Additional
Benefit Events are:

            (i)   termination   by  the   Company   of   the
Executive's employment within thirty-six (36) months of the Effective Date, without Cause (but excluding termination on death or for Disability);

            (ii)   the   Executive's  termination   of   his
employment  within thirty-six (36) months of  the  Effective
Date, for Good Reason;

            (iii) the Company's exercise of its right to terminate further renewal of Executive's employment pursuant to Section 3, which results in the Term of this Agreement being less than thirty-six (36) months;

            (iv) the occurrence of any event described in paragraphs (i)-(ii) at any time within twelve (12) months following a Change of Control; or

            (v) the occurrence of any event described in paragraphs (i)-(iii) following a Change of Control but prior to the third anniversary of the Effective Date.

          For purposes of paragraphs (i) and (ii), an Additional Benefit Event will be deemed to have occurred when the underlying event giving rise to the right of termination occurred, without regard to when Notice of
Termination was delivered or the date on which it became effective. For purposes of paragraph (iii), if Executive's employment is terminated by the Company without Cause prior to the occurrence of a Change of Control and if it can reasonably be shown that Executive's termination (1) was at the direction or request of a third party that had taken steps reasonably calculated to effect a Change of Control after such termination, or (2) otherwise occurred in anticipation of a Change of Control, and in either case a Change of Control as defined hereunder does, in fact, occur, then Executive shall have the rights described in Section


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8(b)  as  if the Change of Control had occurred on the  date immediately preceding the Date of Termination.

        (d) Resignations. Termination of Executive's employment for any reason whatsoever shall constitute Executive's resignation from the Board of Directors of the Company and resignation as an officer of the Company, its subsidiaries, and affiliates.

   9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any employee benefit plan, program, policy, or practice provided by the Company and for which Executive may qualify, except as specifically provided herein. Amounts which are vested benefits or which
Executive is otherwise entitled to receive under any employee benefit plan, policy, practice, or program of the Company, its subsidiaries or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, or program except as explicitly modified by this Agreement.

   10. No Obligation to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as explicitly provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

   11. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive's execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

   12. Restrictions on Conduct of Executive.

        (a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 12 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that Executive has received good and valuable consideration for the restrictions set forth in this Section 12 in the form of the compensation and benefits provided for herein. Executive hereby further acknowledges that the restrictions set forth in this Section 12 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.

        In addition, the parties acknowledge: (A) that Executive's services under this Agreement require unique expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers, and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to solicit customers during the Restricted Period; (C) that due to Executive's unique experience and talent, the loss of Executive's services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (D) that Executive is capable of competing with the Company; and (E) that Executive is capable of obtaining gainful, lucrative, and desirable employment that does not violate the restrictions contained in this Agreement.

        Therefore,  Executive  shall  be  subject   to   the
restrictions set forth in this Section 12.

        (b)  Definitions.   The following capitalized  terms
used in this Section 12 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

           "Competitive  Services" means the  businesses  of
(i)  generating,  selling or trading wholesale  electricity,
(ii) developing and/or constructing electricity generating facilities, (iii) oil or gas exploration, or (iv) developing or operating online or internet-based crude oil or refined product trading exchanges.

           "Confidential Information" means all information regarding the Company and its subsidiaries, their activities, business, or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company or its subsidiaries, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company and its subsidiaries; management planning information; business plans; oil and gas drilling prospects; operational methods; feasibility studies, market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current, and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or its subsidiaries. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

           "Determination   Date"   means   the   date    of
termination of Executive's employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.

           "Non-Competition Period" means the Term of this Agreement plus an additional 12-month period following the date of Executive's termination of employment.

           "Person"    means   any   individual    or    any
corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise.

           "Principal  or Representative" means a principal,
owner,   partner,  stockholder,  joint  venturer,  investor,
member,   trustee,  director,  officer,  manager,  employee,
agent, representative, or consultant.

           "Protected Customers" means any Person to whom the Company has sold its products or services or solicited to sell its products or services, other than through general advertising targeted at consumers, during the 12 months prior to the Determination Date.

           "Protected Employees" means employees of the Company who were employed by the Company or its affiliates at any time within six months prior to the Determination Date, other than those who were discharged by the Company or such affiliated employer without cause.

           "Restricted  Period"  means  the  Term  of   this
Agreement plus the 24-month period following the date of Executive's termination of employment.

           "Restrictive Covenants" means the restrictive covenants contained in Section 12(c) hereof.

           "Third Party Information" means confidential or proprietary information subject to a duty on the Company's and its affiliates' part to maintain the confidentiality of such information and to use it only for certain limited purposes.

           "Trade Secret" means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers, or suppliers which is not commonly known by or available to the public and which information:
(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Delaware.

           "Work Product" means all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company's or its affiliates' actual or anticipated business, research, and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or its affiliates.

        (c) Restrictive Covenants.

           (i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that Executive shall not, throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, directly or indirectly, reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

           Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or any Trade Secret that is required to be disclosed by law, court order, or other legal process; provided, however, that in the event disclosure is so contemplated, Executive shall provide the Company with prompt notice so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

           Executive acknowledges that any and all Confidential Information is the exclusive property of the Company and agrees to deliver to the Company on the Date of Termination, or at any other time the Company may request in writing, any and all Confidential Information which he may then possess or have under his control in whatever form same may exist, including, but not by way of limitation, hard copy files, soft copy files, computer disks, and all copies thereof.

           (ii) Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period, Executive shall not directly or indirectly on Executive's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his employment relationship with the Company or to enter into employment with any other Person.

           (iii)      Restriction   on  Relationships   with
Protected Customers. Executive understands and agrees that the relationship between the Company and each of its
Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive's own use.
Accordingly, Executive hereby agrees that, during the Non-Competition Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert, or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company's behalf during the 12 months immediately preceding the Date of Termination; and, provided further, that the prohibition of this covenant shall not apply to the conduct of general advertising activities. For purposes of this Agreement, Executive had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company.

           (iv) Ownership of Work Product. Executive acknowledges that the Work Product belongs to the Company or its affiliates and Executive hereby assigns, and agrees to assign, all of the Work Product to the Company or its affiliates. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Company or such affiliate shall own all rights therein. To the extent that any such copyrightable work is not a "work made for hire," Executive hereby assigns and agrees to assign to the Company or such affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Term of this Agreement) to establish and confirm the Company's or such affiliate's ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

           (v)     Third   Party   Information.    Executive
understands that the Company and its affiliates will receive

Third Party Information. During the Term of this Agreement and thereafter, and without in any way limiting the provisions of Section 12(c)(i) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or its affiliates) or use, except in connection with his work for the Company or its affiliates, Third Party Information unless expressly authorized by a member of the Board (other than Executive) in writing.

           (vi) Use of Information of Prior Employers. During the Term of this Agreement, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive's and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain,
(ii) is otherwise provided or developed by the Company or its affiliates or (iii) in the case of materials, property, or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

           (vii) Non-Competition Covenant. Executive hereby agrees that, during the Non-Competition Period, Executive shall not, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any
Person, perform duties substantially similar to any of the duties performed by Executive for the Company within the twelve  (12)  months prior to the Determination  Date  as  a proprietor, employee, agent, independent contractor, consultant, director, officer, or in any similar capacity for any business: (A) engaged in the activities described in clauses (i), (ii) or (iii) of the definition of Competitive Services in the States of Texas, Vermont, Maine or New Hampshire, or (B) engaged in the activities described in clause (iv) of the definition of Competitive Services in the United States.

        (d) Enforcement of Restrictive Covenants.

           (i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

           (ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities, or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

           (iii) Reformation. The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

   13. Arbitration.

       (a) Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement, including, but not by way of limitation, the legality and enforceability of the Restrictive Covenants, shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies; provided, however, that nothing in this Section 13 shall prohibit the Company from exercising its right under Section 12(d)(i) to pursue injunctive remedies with respect to a breach or threatened breach of the Restrictive Covenants.

       (b) The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth above and the JAMS Comprehensive Arbitration Rules and Procedures. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Section 13 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.

   The arbitration shall be conducted in Boston, Massachusetts. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorneys' fees and costs, without regard to any restriction on the amount of such award under applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C.
10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

   14. Assignment and Successors.

        (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

        (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any assignment by the Company as provided for in
Section 14(c) will not in any way affect the rights and obligations of the parties under this Agreement, and in particular (but by way of example only) will not affect the rights of the Executive to receive Additional Termination Benefits upon occurrence of an Additional Benefit Event.

        (c) The Company will require any Surviving Entity resulting from a Reorganization, Sale, or Acquisition (if other than the Company) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no Reorganization, Sale, or Acquisition had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

   15. Miscellaneous.

        (a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

        (b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any tribunal of competent jurisdiction to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

        (c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it on terms consistent with the provisions of this Agreement.

        (d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof. Without limiting the generality of the preceding sentence, the parties hereby acknowledge and agree that the certain Retention and Incentive Agreement, dated as of November 30, 2001, by and between the Company and Executive, is hereby terminated and that no further payments to Executive shall be due thereunder.

        (e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Delaware shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance, or otherwise.

        (f) Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

       To the Company: BayCorp Holdings, Ltd.
                       1 New Hampshire Avenue, Suite 126
                       Portsmouth, New Hampshire 03801
                       Attention: Tony Callendrello

                       with a copy to:

                       Sloan Group Ltd.
                       E.P. Taylor Drive
                       P.O. Box N7776
                       Lyford Cay, New Providence, Bahamas
                       Attention: Suzanne Karsten

       To Executive:   Anthony M. Callendrello
                       28 Park Street
                       Exeter, New Hampshire 03833

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

        (g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

        (h) Construction. Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

        (i) Withholding. The Company or its subsidiaries, if applicable, shall be entitled to deduct or withhold from any amounts owing from the Company or any such affiliate to Executive any federal, state, local, or foreign withholding taxes, excise taxes, or employment taxes ("Taxes") imposed with respect to Executive's compensation or other payments from the Company or any of its affiliates. In the event the Company or its affiliates do not make such deductions or withholdings, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes, provided however, that the Executive shall not be obligated to reimburse the Company for interest, fines or penalties incurred by it as a consequence of its failure to withhold and remit federal and state taxes as required by law.

        (j) Release of Claims Existing Prior to Effective Date. Upon the Effective Date, the Executive hereby irrevocably releases and forever discharges the Company and its directors, officers, employees, agents, attorneys, representatives, subsidiaries, partners, affiliates, controlling persons and insurers, and their respective successors and assigns, and each of them, of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the Effective Date, except for (i) compensation for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice, and (ii) employment benefits that have been accrued and vested but not yet paid in the ordinary course of business consistent with past practice (collectively, subject only to the foregoing exceptions, the "Pre-Effective Claims"). The Executive represents, warrants and covenants that no Pre-Effective Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Pre-Effective Claims released hereby are owned solely by the Executive, which has the sole authority to release them.

        The Executive shall forever refrain and forebear from commencing, instituting, prosecuting or making any suit, action, claim, litigation or proceeding of any kind before or in any court, regulatory authority, governmental authority, taxing authority, arbitral or other authority to collect or enforce any Pre-Effective Claims which are released and discharged hereby.

   IN   WITNESS  WHEREOF,  the  parties  hereto  have   duly
executed and delivered this Employment Agreement as of the date first above written.

                            BAYCORP HOLDINGS, LTD.


                            By: /s/ Frank W. Getman Jr.
                            ________________________
                            Title:  President


                            EXECUTIVE:


                              /s/ Anthony M. Callendrello
                            ______________________________

                            Anthony M. Callendrello

                          EXHIBIT A
          Form of Release and Agreement Not to Sue


     THIS RELEASE AND AGREEMENT NOT TO SUE (this "Release") is granted effective as of the ____ day of _________, ____, by Anthony M. Callendrello ("Executive") in favor of BayCorp Holdings, Ltd. (the "Company") and its affiliates. This is the Release referred to in that certain Employment Agreement dated as of ____________, 20__ by and between the Company and Executive (the "Employment Agreement"), with respect to which this Release is an integral part.

     FOR AND IN CONSIDERATION of the payments and benefits provided by Section 8 of the Employment Agreement and the Company's other promises and covenants as recited in the Employment Agreement, the receipt and sufficiency of which
are   hereby  acknowledged,  Executive,  for  himself,   his
successors, and assigns, now and forever hereby releases and
discharges  the  Company  and  all  its  past  and   present
officers, directors, stockholders, employees, agents, parent
corporations,   predecessors,   subsidiaries,    affiliates,
estates,  successors, assigns, benefit  plans,  consultants,
administrators,  and  attorneys  (hereinafter   collectively
referred to as "Releasees") from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, promises, demands, or liabilities (hereinafter collectively referred to as "Claims") whatsoever, in law or in equity, whether known or unknown, which Executive ever had or now has from
the   beginning  of  time  up  to  the  date  this   Release
("Release") is executed, including, but not limited to, claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (and all of its
amendments),  the  Americans  with  Disabilities   Act,   as
amended, or any other federal or state statutes, all tort claims, all claims for wrongful employment termination or breach of contract, and any other claims which Executive has, had, or may have against the Releasees on account of or arising out of Executive's employment with or termination from the Company; provided, however, that nothing contained in this Release shall in any way diminish or impair (i) any rights of Executive to the benefits conferred or referenced
in   the   Employment   Agreement,  (ii)   any   rights   to
indemnification that may exist from time to time  under  the
Company's   certificate  of  incorporation  or  bylaws,   or
Delaware law, or (iii) Executive's ability to raise an affirmative defense in connection with any lawsuit or other legal claim or charge instituted or asserted by the Company against Executive (collectively, the "Excluded Claims"). Notwithstanding the foregoing, the Executive may assert
Claims  against  the  Releasees  in  the  following  limited
circumstances   only,   and   subject   to   the   following
limitations.  In the event that a Releasee asserts  a  claim
against the Executive arising out of or in connection   with
his employment by the Company, the Executive may then assert any Claim otherwise barred by this Release, by way of counterclaim, affirmative defense, set-off, recoupment or in any other fashion permitted at law or in equity, provided however, that recovery on the Executive's Claim will be permitted only to reduce or offset any recovery rewarded to a Releasee against the Executive, or to obtain equitable non-monetary relief, and may not result in an affirmative recovery by the Executive on the Claim against any Releasee.

     Without limiting the generality of the foregoing, Executive hereby acknowledges and covenants that in consideration for the sums being paid to him he has knowingly waived any right or opportunity to assert any claim that is in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived, and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses, and attorneys' fees.

     Executive specifically acknowledges and agrees that he has knowingly and voluntarily released the Company and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. 621, et seq., which Executive ever had or now has from the beginning of time up to the date this Release is executed, including but not limited to those claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further acknowledges and agrees that he has been advised to consult with an attorney prior to executing this Release and that he has been given twenty-one (21) days to consider this Release prior to its execution. Executive also understands that he may revoke this Release at any time within seven (7) days following its execution. Executive understands, however, that this Release shall not become effective and that none of the consideration described above shall be paid to him until the expiration of the seven-day revocation period.

     Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

     Executive acknowledges that the terms of this Release must be kept confidential. Accordingly, Executive agrees not to disclose or publish to any person or entity the terms and conditions or sums being paid in connection with this Release, except as required by law, as necessary to prepare tax returns, or as necessary to enforce the Excluded Claims.

     It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

    Executive agrees and covenants that he will not make any derogatory or disparaging statements about or relating to the Company, its business practices, its products, its services, or its employment practices and that he will not engage in any harassing conduct directed at Company. For purposes of this provision, "Company" means and includes the Company and any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, and their respective officers, directors, agents, representatives, and employees. Nothing in this provision is intended to prohibit Executive from testifying truthfully in any judicial or quasi-judicial proceeding.

    This Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims. Executive further acknowledges that he has had a full and reasonable opportunity to consider this Release and that he has not been pressured or in any way coerced into executing this Release.

     Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven-day revocation period and that he will not institute any suit, action, or proceeding, whether at law or equity,
challenging  the enforceability of this Release.   Executive
further acknowledges and agrees that, with the exception of an action to challenge his waiver of claims under the ADEA, he shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim which is covered by the terms of the release contained herein, without first repaying all monies paid to him under Section
8  of  the  Employment  Agreement.   Furthermore,  with  the
exception of an action to challenge his waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim which is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys' fees incurred in their defense of Executive's action.

     This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

     This document contains all terms of the Release and supersedes and invalidates any previous agreements or contracts. No representations, inducements, promises, or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

    IN WITNESS WHEREOF, the undersigned acknowledges that he has read these three pages and he sets his hand and seal this ____ day of ___________, 20__.


EXECUTIVE

_____________________________


Sworn to and subscribed before me this _____ day of ______________,

20___.


_____________________
Notary Public

My Commission Expires:

_____________________